UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      February 20, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri		63017

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
                   Transfer of Listing.

On February 20, 2008, Sun Capital Securities Group, LLC announced the successful completion of the acquisition of Kellwood Company (NYSE: KWD) (“Kellwood”) for approximately $767 million, including the assumption of Kellwood's net debt. The transaction was consummated through a cash tender offer by Cardinal Integrated, LLC (“Cardinal Integrated”), an indirect jointly owned subsidiary of certain affiliates of Sun Capital Partners, Inc., followed by a short-form merger of a subsidiary of Cardinal Integrated with and into Kellwood. As a result of this acquisition, Kellwood becomes a wholly-owned subsidiary of Cardinal Integrated.

At the time of the merger, all outstanding shares of Kellwood common stock (together with the associated preferred stock purchase rights, the “Shares”) not validly tendered and accepted for payment in the tender offer were converted, subject to appraisal rights, into the right to receive $21.00 per share in cash (the same price paid in the tender offer). The paying agent for the merger will mail to the remaining former shareholders of Kellwood materials necessary to exchange their former Kellwood shares for such payment.

Following the Merger, the New York Stock Exchange (the “NYSE”) will file with the Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 in order to effect the delisting of the common stock from the NYSE and the deregistration of the common stock under the Exchange Act. On February 20, 2008, the Company filed with the SEC a Form 15 to suspend its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

The foregoing description of the merger is qualified in its entirety by reference to that certain Agreement and Plan of Merger, dated February 10, 2008, by and among Kellwood, Cardinal Integrated and Cardinal Group Integrated, Inc., a copy of which was filed as Exhibit 2.1 to the Form 8-K filed with the SEC by the Company on February 12, 2008.

Item 5.01 Changes in Control of Registrant.

The information set forth under Item 3.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY
(Registrant)

Date: February 20, 2008	BY	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel